Exhibit 10(l)

SOUTHERN NATIONAL CORPORATION

NON-QUALIFIED DEFINED BENEFIT PLAN

EFFECTIVE DATE

JANUARY 1, 1997

SOUTHERN NATIONAL CORPORATION

NON-QUALIFIED DEFINED BENEFIT PLAN

Section 4.	Supplemental Death Benefit	8
4.1	Death Prior to Commencement of Supplemental Pension Benefit	8
4.2	Death After Commencement of Supplemental Pension Benefit	9

Section 5.	Vesting	9

Section 6.	Administration by Committee	9
6.1	Membership of Committee	9
6.2	Committee Officers; Subcommittee	9
6.3	Committee Meetings	10
6.4	Transaction of Business	10
6.5	Committee Records	10
6.6	Establishment of Rules	10
6.7	Conflicts of Interest	11
6.8	Correction of Errors	11
6.9	Authority to Interpret Plan	11
6.10	Third Party Advisors	11
6.11	Compensation of Members	12
6.12	Committee Expenses	12
6.13	Indemnification of Committee	12

Section 7.	Funding	12

Section 8.	Allocation of Responsibilities	13
8.1.	Board	13
8.2	Committee	13
8.3	Plan Administrator	14

Section 9.	Benefits Not Assignable; Facility of Payments	14
9.1	Benefits Not Assignable	14
9.2	Payments to Minors and Others	14

Section 10.	Beneficiary	15

Section 11.	Amendment and Termination of Plan	15

Section 12.	Communication to Participants	16

Section 13.	Claims Procedure	16
13.1	Filing of a Claim for Benefits	16
13.2	Notification to Claimant of Decision	16
13.3	Procedure for Review	17
13.4	Decision on Review	17
13.5	Action by Authorized Representative of Claimant	18

Section 14.	Parties to the Plan	18

14.1	Single Plan	18
14.2	Service; Allocation of Costs	18
14.3	Committee	19
14.4	Authority to Amend and Terminate	19

Section 15.	Miscellaneous Provisions	19
15.1	Notices	19
15.2	Lost Distributees	19
15.3	Reliance on Data	20
15.4	Receipt and Release for Payments	20
15.5	Headings	20
15.6	Continuation of Employment	20
15.7	Construction	20
15.8	Nonliability of Employer	20
15.9	Severability	21
15.10	Merger and Consolidation	21
15.11	Withholding Taxes	21
15.12	General Conditions	21

SOUTHERN NATIONAL CORPORATION

NON-QUALIFIED DEFINED BENEFIT PLAN

Section 1. Establishment and Purpose:

1.1 Establishment of Plan: Effective as of January 1, 1988, Branch Banking and Trust Company (“BB&T”) established a supplemental retirement plan (the “Prior Plan”) for the benefit of certain eligible executives of BB&T and participating Affiliates. The Prior Plan was entitled the Branch Banking and Trust Company Supplemental Executive Retirement Plan. The Prior Plan was amended and restated effective as of February 1, 1988. On February 28, 1995, Southern National Corporation (the “Company”) and BB&T Financial Corporation, the former parent corporation of BB&T, were merged. As a result of the merger, the Company became the parent corporation of BB&T. Effective as of January 1, 1996, the Company assumed the sponsorship of the Prior Plan, the name of the Prior Plan was changed to the Southern National Corporation Supplemental Executive Retirement Plan, and the Prior Plan was amended in certain respects. Section 4.1 of the Prior Plan provided a special supplemental retirement benefit to supplement the benefits payable to Participants under the Qualified Pension Plan (the “Retirement Plan Supplement”). The provisions of the Prior Plan relating to the Retirement Plan Supplement are hereby incorporated into a new non-qualified supplemental retirement plan, effective as of January 1, 1997, which plan shall be known as the SOUTHERN NATIONAL CORPORATION NON-QUALIFIED DEFINED BENEFIT PLAN (the “Plan”). All benefits from this Plan shall be payable solely from the general assets of the Company and participating Affiliates. The Plan is comprised of both an “excess benefit plan” within the meaning of Section 3(36) of ERISA and an unfunded plan maintained for the purposes of providing deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.

1.2 Purpose of Plan.2 Purpose of Plan: The primary purpose of the Plan is to supplement the benefits payable to Participants under the Qualified Pension Plan to the extent that such benefits are curtailed by application of the Limitations.

1.3 Application of Plan:.3 Application of Plan: The terms of this Plan are applicable only to Participants who are in the Service of the Company or a participating Affiliate on or after January 1, 1997. The benefits with respect to the Employees who terminated, retired, or died before this date shall be determined under the Prior Plan, except as explicitly provided elsewhere in this Plan.

Section 2. Definitions:Section 2. Definitions:

Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other. Whenever used in this Plan, including Section 1 and this Section 2, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context):

2.1 “Actuarial Equivalent”2.1 ActuarialEquivalent means benefits of equal present value. For this purpose, present value means the value of an amount or series of amounts payable at various times, determined as of a given date by application of the Plan’s actuarial assumptions. Actuarial assumptions are assumptions as to the occurrence of future events to be used to determine Actuarially Equivalent benefits. The future events to be taken into account are mortality for Participants, mortality for Beneficiaries, and an interest discount for the time value of money. Actuarial Equivalencies shall be determined by the actuaries servicing the Plan, and such determination shall be binding and conclusive upon the Employer and its successors and assigns, and all parties claiming benefits under the Plan. For purposes of the Plan, the actuarial assumptions in effect as of any date shall be the same as in effect as of such date under the Qualified Pension Plan.

2.2 “Affiliate”2.2 Affiliate means any corporation which, with the Company, is a member of a controlled group of corporations as defined in Section 414(b) of the Code.

2.3 “Beneficiary”2.3 Beneficiary means the person, persons or entity designated or determined pursuant to the provisions of Section 10 of the Plan to receive the Supplemental Death Benefit.

2.4 “Board”2.4 Board means the Board of Directors of the Company.

2.5 “Code”2.5 Code means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.6 “Committee”2.6 Committee means the Administrative Committee provided for in Section 6 of the Plan.

2.7 “Company”2.7 Company means Southern National Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

2.8 “Effective Date”2.8 EffectiveDate means January 1, 1997.

2.9 “Eligible Employee”.9 EligibleEmployee means each Employee who is determined by the Committee to be a highly compensated or management employee and who is selected by the Committee to participate in the Plan. In no event shall an Employee who is a participant in the Southern National Corporation Target Pension Plan be an Eligible Employee under this Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s termination of service; (ii) determination by the Committee that the Employee is no longer a highly compensated or management employee; or (iii) determination by the Committee in its sole discretion that the Employee shall no longer be eligible to participate in the Plan. See Section 2.17 with respect to provisions governing participation in the Plan by an Eligible Employee.

2.10 “Employee”.10 Employee means an individual in the Service of the Employer if the relationship between him and the Employer is the legal relationship of employer and employee.

2.11 “Employer”2.11 Employer means the Company and participating Affiliates. See Section 14 for special provisions concerning participating Affiliates.

2.12 “Entry Date”2.12 EntryDate means the Effective Date and thereafter January 1 of each Plan Year. Under special circumstances, such as the acquisition of an Affiliate, the Committee may designate a date other than January 1 of a Plan Year as an Entry Date.

2.13 “ERISA”2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended (including amendments of the Code affected thereby), and rules and regulations issued thereunder.

2.14 “Limitations”2.14 Limitations means the compensation and annual benefit limitations imposed by Sections 401(a)(17) and 415 of the Code, or any successor provisions thereto.

2.15 “Non-Qualified Deferrals”2.15 Non-QualifiedDeferrals means any elective deferrals made by a Participant under the Southern National Corporation Non-Qualified Defined Contribution Plan.

2.16 “Normal Retirement Age”2.16 NormalRetirementAge of a Participant means the Participant’s normal retirement age as determined pursuant to the provisions of the Qualified Pension Plan. The “Normal Retirement Date” of a Participant means the first day of the calendar month coincident with or next following attainment of his Normal Retirement Age.

2.17 “Participant”2.17 Participant means with respect to any Plan Year an Eligible Employee who has entered the Plan and any former Employee who has a Supplemental Pension Benefit payable under the Plan. An Eligible Employee or former Employee on the Effective Date who was a participant in the Retirement Plan Supplement portion of the Prior Plan immediately preceding the Effective Date, or who was eligible to enter the Retirement Plan Supplement portion of the Prior Plan as a Participant on the Effective Date, shall be a Participant in this Plan on the Effective Date. An Eligible Employee who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the Entry Date determined by the Committee; provided, that an Eligible Employee shall not become a Participant in this Plan unless his Qualified Pension Plan Benefit is less than the benefit that would otherwise be payable to him under the Qualified Pension Plan if the Qualified Pension Plan did not apply the Limitations, or if the Qualified Pension Plan included Non-Qualified Deferrals in the definition of compensation for benefit accrual purposes. A Participant shall cease to be a Participant as of the date he ceases to be an Eligible Employee or ceases to be a participant in the Qualified Pension Plan. A Participant who separates from Service with the Employer and who later returns to Service will not be eligible to reenter this Plan and become a Participant except upon satisfaction of such terms and conditions as the Committee shall establish following the Participant’s return to Service, whether or not the Participant shall have a Supplemental Pension Benefit remaining under the Plan on the date of his return to Service. The Participants are designated on Exhibit A attached hereto, as it may be amended from time to time by the Committee.

2.18 “Plan”2.18 Plan means the unfunded, non-qualified deferred compensation plan as herein set out or as duly amended.

2.19 “Plan Year”2.19 PlanYear means the 12-calendar-month period ending on December 31 of each year.

2.20 “Prior Plan”2.20 PriorPlan means the Southern National Corporation Supplemental Executive Retirement Plan in effect prior to January 1, 1997.

2.21 “Qualified Pension Plan”2.21 QualifiedPensionPlan means the Southern National Corporation Pension Plan (amended and restated as of January 1, 1996), as it may be amended from time to time.

2.22 “Qualified Death Benefit”2.22 QualifiedDeathBenefit means the death benefit payable with respect to the Participant pursuant to the Qualified Pension Plan.

2.23 “Qualified Pension Benefit”2.23 QualifiedPensionBenefit means the benefit payable to the Participant pursuant to the Qualified Pension Plan by reason of the

Participant’s termination of Service with the Employer for any reason other than death. The Qualified Pension Benefit shall be computed on the basis of a single life annuity with respect to the Participant commencing on his Normal Retirement Date.

2.24 “Service”2.24 Service means employment by the Employer as an Employee.

2.25 “Spouse” or “Surviving Spouse”2.25 Spouse or SurvivingSpouse means, except as otherwise provided in the Plan, the legally married spouse or surviving spouse of a Participant.

2.26 “Supplemental Death Benefit”2.26 SupplementalDeathBenefit means the death benefit payable to the Participant’s Beneficiary pursuant to the Plan.

2.27 “Supplemental Pension Benefit”2.27 SupplementalPensionBenefit means the benefit payable to the Participant pursuant to the Plan by reason of his termination of Service with the Employer for any reason other than death.

Section 3. Supplemental Pension BenefitSection 3. Supplemental Pension Benefit:

3.1 Amount.1 Amount: Except as otherwise provided in Exhibit B attached hereto, as it may be amended from time to time by the Committee, the Supplemental Pension Benefit of a Participant shall be computed on the basis of a single life annuity with respect to him commencing on his Normal Retirement Date equal to the difference between (a) and (b) below:

(a) The annual amount of the Qualified Pension Benefit to which the Participant would have been entitled under the Qualified Pension Plan if the Qualified Pension Plan did not apply the Limitations, and if the Qualified Pension Plan included Non-Qualified Deferrals in the definition of compensation for benefit accrual purposes; and

(b) The annual amount of the Qualified Pension Benefit actually payable to the Participant under the Qualified Pension Plan.

3.2 Form of Benefit.2 Form of Benefit: The Supplemental Pension Benefit payable to a Participant shall be paid in the same form under which the Qualified Pension Benefit is payable to the Participant. The Participant’s election under the Qualified Pension Plan of any optional form of payment of his Qualified Pension Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Pension Plan) shall also be applicable to the payment of his Supplemental Pension Benefit.

3.3 Commencement of Benefit.3 Commencement of Benefit: Payment of the Supplemental Pension Benefit to a Participant shall commence on the same date as payment of the Qualified Pension Benefit to the Participant commences. Any election under the Qualified Pension Plan made by the Participant with respect to the commencement of payment of his Qualified Pension Benefit shall also be applicable with respect to the commencement of payment of his Supplemental Pension Benefit.

3.4 Approval of Committee3.4 Approval of Committee: Notwithstanding the provisions of Section 3.2 and 3.3 of the Plan, an election made by the Participant under the Qualified Pension Plan with respect to the form of payment of his Qualified Pension Benefit (with the valid consent of his Surviving Spouse where required under the Qualified Pension

Plan), or the date for commencement of payment thereof, shall not be effective with respect to the form of payment or date for commencement of payment of his Supplemental Pension Benefit hereunder unless such election is expressly approved in writing by the Committee with respect to his Supplemental Pension Benefit. If the Committee shall not approve such election in writing, then the form of payment or date for commencement of payment of the Participant’s Supplemental Pension Benefit shall be selected by the Committee in its sole discretion.

3.5 Actuarial Equivalent.5 Actuarial Equivalent: A Supplemental Pension Benefit which is payable in any form other than a single life annuity over the lifetime of the Participant, or which commences at any time other than the Participant’s Normal Retirement Date, shall be the Actuarial Equivalent of the Supplemental Pension Benefit.

Section 4. Supplemental Death BenefitSection 4. Supplemental Death Benefit:

4.1 Death Prior to Commencement of Supplemental Pension Benefit.1 Death Prior to Commencement of Supplemental Pension Benefit:

4.1.1 If a Participant dies prior to commencement of his Supplemental Pension Benefit under circumstances in which a Qualified Death Benefit is payable to his Beneficiary, then a Supplemental Death Benefit shall be payable to his Beneficiary. The Supplemental Death Benefit payable to the Participant’s Beneficiary shall be equal to the difference between (a) and (b) below:

(a) The annual amount of the Qualified Death Benefit to which the Participant’s Beneficiary would have been entitled under the Qualified Pension Plan if the Qualified Pension Plan did not apply the Limitations, and if the Qualified Pension Plan included Non-Qualified Deferrals in the definition of compensation for benefit accrual purposes; and

(b) The annual amount of the Qualified Death Benefit actually payable to the Participant’s Beneficiary under the Qualified Pension Plan.

4.1.2 The Supplemental Death Benefit shall be payable to the Participant’s Beneficiary in the same form and shall commence on the same date as the Qualified Death Benefit.

4.2 Death After Commencement of Supplemental Pension Benefit.2 Death After Commencement of Supplemental Pension Benefit: If a Participant dies after commencement of his Supplemental Pension Benefit, payments shall continue following his death to his Beneficiary only if his Supplemental Pension Benefit was payable in a form providing for such payments, and only in accordance with such form.

Section 5. VestingSection 5. Vesting:

The Supplemental Pension Benefit of each Participant under the Plan shall be fully vested (that is, nonforfeitable) as of the date the Participant becomes fully vested in his Qualified Pension Benefit.

Section 6. Administration by CommitteeSection 6. Administration by Committee:

6.1 Membership of Committee.1 Membership of Committee: The Committee shall consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

6.2 Committee Officers; Subcommittee.2 Committee Officers; Subcommittee: The members of the Committee shall elect a Chairman and may elect an acting

Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan.

6.3 Committee Meetings.3 Committee Meetings: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

6.4 Transaction of Business.4 Transaction of Business: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

6.5 Committee Records.5 Committee Records: The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

6.6 Establishment of Rules.6 Establishment of Rules: Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

6.7 Conflicts of Interest6.7 Conflicts of Interest: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

6.8 Correction of Errors.8 Correction of Errors: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

6.9 Authority to Interpret Plan.9 Authority to Interpret Plan: Subject to the claims procedure set forth in Section 13, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

6.10 Third Party Advisors6.10 Third Party Advisors: The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

6.11 Compensation of Members.11 Compensation of Members: No fee or compensation shall be paid to any member of the Committee for his service as such.

6.12 Committee Expenses.12 Committee Expenses: The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

6.13 Indemnification of Committee.13 Indemnification of Committee: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 7. FundingSection 7. Funding:

The Plan is intended to be both an excess benefit plan and an unfunded plan of deferred compensation maintained for a select group of highly compensated or management Employees. The obligation of the Employer to make payments hereunder shall constitute a general unsecured obligation of the Employer to the Participant. No Participant or his Beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the Employer by reason of the Employer’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

Section 8. Allocation of ResponsibilitiesSection 8. Allocation of Responsibilities: The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

8.1. Board.1. Board:

(i) To amend the Plan (other than the Exhibits);

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the Plan.

8.2 Committee.2 Committee:

(i) To determine the Employees eligible to participate in the Plan;

(ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 13 relating to claims procedure;

(iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv) To account for the Supplemental Pension Benefits of Participants;

(v) To direct the Employer in the payment of benefits; and

(vi) To the extent necessary or advisable, to amend the Exhibits attached hereto.

8.3 Plan Administrator.3 Plan Administrator:

(i) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(ii) To provide for disclosure of Plan provisions and other information relating to the Plan to Participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Section 13.

Section 9. Benefits Not Assignable; Facility of PaymentsSection 9. Benefits Not Assignable; Facility of Payments:

9.1 Benefits Not Assignable.1 Benefits Not Assignable: No portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

9.2 Payments to Minors and Others.2 Payments to Minors and Others: If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 10. BeneficiarySection 10. Beneficiary:

The Participant’s Beneficiary shall be the same person or persons designated or determined under the Qualified Pension Plan to receive the Qualified Death Benefit upon the death of the Participant (the “Qualified Plan Beneficiary”); provided that any time prior to the death of the Participant, the Participant may file a written election with the Committee (which election shall be subject to change at any time upon notice in writing by the Participant to the Committee) for the Supplemental Death Benefit to be paid to a person or persons other than the Qualified Plan Beneficiary, in which event the Supplemental Death Benefit shall be made to such other person or persons in the same amount and over the same period as the Supplemental Death Benefit would have been paid to the Qualified Plan Beneficiary.

Section 11. Amendment and Termination of PlanSection 11. Amendment and Termination of Plan:

The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Supplemental Pension Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Supplemental Pension Benefit without the Participant’s prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Upon termination of the Plan, distribution of the benefits payable to or on behalf of the Participant shall be made in the manner and at the time described in Sections 3 and 4 of the Plan. No additional benefits shall accrue following termination of the Plan.

Section 12. Communication to ParticipantsSection 12. Communication to Participants:

The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours, at the principal office of the Company.

Section 13. Claims ProcedureSection 13. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

13.1 Filing of a Claim for Benefits.1 Filing of a Claim for Benefits: If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 13 shall be taken instead by another member of the Committee designated by the Committee.

13.2 Notification to Claimant of Decision.2 Notification to Claimant of Decision: Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time) the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

13.3 Procedure for Review.3 Procedure for Review: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

13.4 Decision on Review.4 Decision on Review: The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

13.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

13.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

13.4.3 The decision of the Committee shall be final and conclusive.

13.5 Action by Authorized Representative of Claimant.5 Action by Authorized Representative of Claimant: All actions set forth in this Section 13 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 14. Parties to the PlanSection 14. Parties to the Plan:

Subject to the approval of the Board, an Affiliate that has adopted the Qualified Pension Plan may adopt this Plan and become an employer-party to this Plan by resolutions approved by its Board of Directors. The Affiliates which are employer-parties to this Plan are listed on Exhibit B attached hereto, as the same may be amended from time to time by the Committee. The following special provisions shall apply to all employer-parties to the Plan:

14.1 Single Plan.1 Single Plan: The Plan shall apply as a single plan with respect to all parties as if there were only one employer-party.

14.2 Service; Allocation of Costs.2 Service; Allocation of Costs: Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party. In determining the cost of providing benefits under the Plan, each employer-party shall be responsible for the cost with respect to Service and compensation paid by each such party, which cost for each such party shall be determined by the actuaries servicing the Plan.

14.3 Committee.3 Committee: The Committee which administers the Plan as applied to the Company shall also be the Committee as applied to each other employer-party to the Plan.

14.4 Authority to Amend and Terminate.4 Authority to Amend and Terminate: The Board of the Company shall have the power to amend or terminate the Plan as applied to each employer-party.

Section 15. Miscellaneous ProvisionsSection 15. Miscellaneous Provisions:

15.1 Notices.1 Notices: Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

15.2 Lost Distributees.2 Lost Distributees: A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit.

15.3 Reliance on Data.3 Reliance on Data: The Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

15.4 Receipt and Release for Payments.4 Receipt and Release for Payments: Any payment made from the Plan to or with respect to any Participant or

Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

15.5 Headings.5 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

15.6 Continuation of Employment.6 Continuation of Employment: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

15.7 Construction.7 Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

15.8 Nonliability of Employer.8 Nonliability of Employer: The Employer does not guarantee the Participants, former Participants or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

15.9 Severability.9 Severability: All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid provisions were not contained herein.

15.10 Merger and Consolidation.10 Merger and Consolidation: The Employer shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

15.11 Withholding Taxes.11 Withholding Taxes: The Employer shall satisfy all federal, state and local withholding tax requirements prior to making any benefit payments under the Plan. All benefit payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements.

15.12 General Conditions.12 General Conditions: Except as otherwise expressly provided in the Plan, all terms and conditions of the Qualified Pension Plan applicable to a Qualified Pension Benefit or a Qualified Death Benefit shall also be applicable to a Supplemental Pension Benefit or a Supplemental Death Benefit. Any Qualified Pension Benefit or Qualified Death Benefit, or any other benefit payable under the Qualified Pension Plan, shall be determined and paid solely in accordance with the terms and conditions of the Qualified Pension Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and conditions of the Qualified Pension Plan.

IN WITNESS WHEREOF, this non-qualified, deferred compensation plan is executed in behalf of the Company on the 25th day of March, 1997, to be effective as of January 1, 1997.

SOUTHERN NATIONAL CORPORATION

By:	/s/ Robert E. Greene
President

Attest:

/s/ Jerone C. Herring
Secretary
[Corporate Seal]

1997 DECLARATION OF AMENDMENT TO

BB&T CORPORATION

NON-QUALIFIED DEFINED BENEFIT PLAN

THIS DECLARATION OF AMENDMENT, made the 28th day of October, 1997, by BB&T CORPORATION (the “Company”), as sponsor of the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Plan”).

R E C I T A L S:

It is deemed advisable for the Company to amend the Plan to: (i) allow the Committee to select employees of affiliates of the Company that have not adopted the Company’s tax-qualified pension plan to participate in the Plan; and (ii) make such other changes as are deemed necessary or advisable to improve the administration of the Plan.

NOW, THEREFORE, it is declared, that the Plan shall be and hereby is amended, as follows:

1. Effective as of January 1, 1997, in Section 2.9(i), the word “service” shall be capitalized.

2. Effective as of the date hereof, insert the following new Section 15 immediately after Section 14 and renumber existing Section 15 accordingly:

“Section 15. Special Provisions Concerning Employees of Non-Participating Affiliates:

Notwithstanding any other provision of the Plan to the contrary, an employee of an Affiliate or other entity related to the Company that has not adopted the Qualified Pension Plan (a ‘Non-Participating Affiliate’) may become or continue as a Participant in this Plan, subject to the following special provisions:

15.1 Continuation of Participation Following Transfer To Non-Participating Affiliate:

15.1.1 If selected by the Committee, a Participant in Service with the Employer who is transferred to the employment of a Non-Participating

Affiliate (a ‘Transferred Participant’) shall continue as a Participant in the Plan; provided, that the Transferred Participant continues to be a highly compensated or management employee. A Transferred Participant shall cease to be a Participant in the Plan as of the first to occur of the following: (i) determination by the Committee that the Transferred Participant is no longer a highly compensated or management employee; or (ii) determination by the Committee in its sole discretion that the Transferred Participant shall no longer be eligible to participate in the Plan.

15.1.2 The Supplemental Pension Benefit of a Transferred Participant who continues his participation in the Plan shall be determined and paid pursuant to the provisions of Sections 3 and 5 as if the Transferred Participant continued his participation in the Qualified Pension Plan, except that solely for purposes of Section 3.1(a) all of his compensation and service with a Non-Participating Affiliate shall be taken into account.

15.1.3 The Supplemental Death Benefit payable to the Beneficiary of a Transferred Participant who continues his participation in the Plan shall be determined and paid pursuant to the provisions of Sections 4 and 5 as if the Transferred Participant continued his participation in the Qualified Pension Plan, except that solely for purposes of Section 4.1(a) all of his compensation and service with a Non-Participating Affiliate shall be taken into account.

15.1.4 In no event shall the provisions of this Section 15.1 alter, modify or otherwise affect the determination of the amounts described in Section 3.1(b) and Section 4.1(b). Such amounts shall be determined solely in accordance with the provisions of the Qualified Pension Plan and without regard to the provisions of this Section 15.1.

15.2 Participation of Employees of Non-Participating Affiliates Who Have Not Previously Entered the Plan:

15.2.1 The Committee may select an employee of a Non-Participating Affiliate who has not entered the Plan (a ‘Special Employee’) to become a Participant in the Plan; provided, that the Special Employee is determined by the Committee to be a highly compensated or management employee. If selected, a Special Employee shall enter the Plan and become a Participant as of the Entry Date determined by the Committee. Such a Participant shall cease to be a Participant as of the first to occur of the following: (i) determination by the Committee that the Special Employee is no longer a highly compensated or management employee; or (ii) determination by the Committee in its sole discretion that the Special Employee shall no longer be eligible to participate in the Plan.

15.2.2 The Supplemental Pension Benefit of a Special Employee who becomes a Participant in the Plan shall be determined and paid pursuant to the provisions of Sections 3 and 5 as if the Special Employee had been entitled to participate in the Qualified Pension Plan, except that solely for purposes of Section 3.1(a) all of his compensation and service with a Non-Participating Affiliate shall be taken into account.

15.2.3 The Supplemental Death Benefit payable to the Beneficiary of a Special Employee who becomes a Participant in the Plan shall be determined and paid pursuant to the provisions of Sections 4 and 5 as if the Special Employee had been entitled to participate in the Qualified Pension Plan, except that solely for purposes of Section 4.1(a) all of his compensation and service with a Non-Participating Affiliate shall be taken into account.

15.2.4 In no event shall the provisions of this Section 15.2 alter, modify or otherwise affect the determination of the amounts described in Section 3.1(b) and Section 4.1(b). Such amounts shall be determined solely in accordance with the provisions of the Qualified Pension Plan and without regard to the provisions of this Section 15.2.

15.3 Rules: The Committee may establish any rules or regulations necessary to implement the provisions of this Section 15.”

IN WITNESS WHEREOF, this Amendment has been executed by the Company as of the day and year first above written.

BB&T CORPORATION

By:	/s/ Robert E. Greene
Senior Executive Vice President

Attest:

/s/ Jerone C. Herring
Secretary

[Corporate Seal]

2003 DECLARATION OF AMENDMENT

TO BB&T CORPORATION

NON-QUALIFIED DEFINED BENEFIT PLAN

THIS DECLARATION OF AMENDMENT, made the 28th day of October, 2003, by BB&T CORPORATION (the “Company”), as sponsor of the BB&T Corporation Non-Qualified Defined Benefit Plan (the “Plan”).

R E C I T A L S :

Effective as of January 1, 1997, the Company established the Plan for the benefit of certain eligible executives of the Company and its affiliates. Effective as of January 1, 1996, First Virginia Banks, Inc. (“First Virginia”) established the First Virginia Supplemental Pension Trust Plan (the “First Virginia Plan”) for the benefit of certain eligible executives of First Virginia and its affiliates. On July 1, 2003, First Virginia was merged into the Company and, as a result of the corporate merger, the Company became the sponsor of the First Virginia Plan. Effective as of the close of business of the Plan on December 31, 2003, the First Virginia Plan was merged into the Plan. It is deemed advisable to amend the Plan to reflect the merger of the First Virginia Plan into the Plan.

NOW, THEREFORE, it is declared, that effective as of the close of business of the Plan on December 31, 2003, the Plan shall be and hereby is amended as follows:

1. Replace Exhibit A to the Plan with Exhibit A attached hereto.

2. Insert the following subparagraph (6) to Exhibit B to the Plan immediately after subparagraph (5):

“(6) First Virginia Banks, Inc. - On July 1, 2003, First Virginia Banks, Inc. (‘First Virginia’) was merged into the Company and as a result of such corporate merger, the Company became the sponsor of the First Virginia Supplemental Pension Trust Plan (the ‘First Virginia Plan’). Effective as of the close of business of the Plan on December 31, 2003 (the ‘Plan Merger Date’), the First Virginia Plan was merged into this Plan. The following special provisions shall apply to employees of First Virginia who were participants in the First Virginia Plan as of the Plan Merger Date (the ‘Former First Virginia Plan Participants’):

(a) Each Former First Virginia Plan Participant shall become a Participant in this Plan on the Merger Date.

(b) With respect to each Former First Virginia Plan Participant, the annual amount for purposes of Sections 3.1 and 4.1 of this Plan shall be the sum of (i) and (ii), where:

(i) is the annual amount described in either Section 3.1 or 4.1, whichever shall be applicable, taking into account only the compensation and service of the Former First Virginia Plan Participant after the Plan Merger Date; and

(ii) is the applicable annual amount described in Section 4 of the First Virginia Plan determined as of the Plan Merger Date and determined by taking into account the First and Second Amendments to the First Virginia Plan.

3. Replace Exhibit C to the Plan with Exhibit C attached hereto.

IN WITNESS WHEREOF, this Declaration of Amendment has been executed by the Company as of the day and year first above written.

BB&T CORPORATION

By: /s/ Robert E. Greene
Authorized Officer

Attest:
/s/ Barbara J. Chapman
Assistant Secretary

[Corporate Seal]